EXHIBIT 21.4

PENNSYLVANIA POWER COMPANY
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2005

Name of Subsidiary	Business	State of Organization

Penn Power Funding LLC	Special-Purpose Finance	Delaware

Exhibit Number 21, List of Subsidiaries of the registrant at December 31, 2005, is not included in the printed document.